Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer and Corporate Secretary
631.537.1001 ext.7255

BRIDGE BANCORP, INC. ANNOUNCES FOURTH QUARTER 2008 DIVIDEND
and
 APPROVAL TO ISSUE PREFERRED SHARES

(Bridgehampton, NY – December 17, 2008) Bridge Bancorp, Inc. (the “Company”) (NASDAQ®:BDGE), the holding company for The Bridgehampton National Bank (the “Bank,” “BNB”), announced the declaration of a quarterly dividend of $0.23 per share.  The dividend will be payable on January 13, 2009 to shareholders of record as of December 30, 2008.  The Company continues its trend of uninterrupted dividends. The Company also announced the approval by its shareholders to amend Bridge Bancorp’s Certificate of Incorporation to authorize the issuance of preferred shares.  The amendment was approved at a special meeting of shareholders on December 16, 2008.

Kevin O’Connor, President and CEO commented, “We are always pleased to declare a dividend, and our uninterrupted history of consecutive dividends speaks to the strength of our institution and its management team, even in this difficult economy.”  He added, “We are also pleased that our shareholders voted overwhelmingly to support the Board and management’s recommendation to allow the issuance of preferred shares.  We now have the opportunity to participate in the U.S. Treasury’s Capital Purchase Program, an action that will enhance our capital and liquidity and help support our growth initiatives.”

Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, the Bank, with assets of approximately $750 million, operates 14 retail branch locations with a primary market area of eastern Long Island, extending westward into Riverhead Town.